Exhibit 5.2

Jeffery B. Erb
Vice President, Chief Corporate Counsel and Corporate Secretary of Berkshire Hathaway Energy
Company, as appointed counsel for
MidAmerican Energy Company
P.O. Box 657
Des Moines, Iowa 50306-0657
503.813.5372
Jeffery.Erb@brkenergy.com

October 22, 2025

MidAmerican Energy Company

1615 Locust Street

Des Moines, Iowa 50309-3037

Ladies and Gentlemen:

I am Vice President, Chief Corporate Counsel and Corporate Secretary of Berkshire Hathaway Energy Company, as appointed counsel for MidAmerican Energy Company, an Iowa corporation (the “Company”). I have served in such capacity in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of the Company’s: (i) unsecured debt securities, which may either be senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities”), (ii) first mortgage bonds (the “First Mortgage Bonds” and, collectively with the Senior Debt Securities and the Subordinated Debt Securities, the “Debt Securities”), and (iii) shares of the Company’s preferred stock, no par value (the “Preferred Stock”).

The Senior Debt Securities are to be issued under an indenture (the “Senior Base Indenture”), to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trust Company”), as indenture trustee. The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Base Indenture”) to be entered into between the Company and the Trust Company, as indenture trustee. The First Mortgage Bonds are to be issued under the Indenture, dated as of September 9, 2013, between the Company and the Trust Company, as indenture trustee, as supplemented and amended by the First Supplemental Indenture, dated as of September 19, 2013, between the Company and the Trust Company, as indenture trustee (as so supplemented and amended, the “Mortgage Bond Indenture,” and collectively with the Senior Base Indenture and the Subordinated Base Indenture, the “Base Indentures”). The Company has also executed a Mortgage, Security Agreement, Fixture Filing and Financing Statement, dated as of September 9, 2013 (the “Mortgage”), in favor of the Trust Company, in its capacity as collateral trustee (the “Collateral Trustee”), and an intercreditor and collateral trust agreement, dated as of September 9, 2013 (the “Collateral Trust Agreement” and, together with the Mortgage, the “Security Documents”), with the Trust Company, in its capacity as indenture trustee, and the Trust Company, in its capacity as the Collateral Trustee.

MidAmerican Energy Company

October 22, 2025

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of forms of the Senior Base Indenture and the Subordinated Base Indenture, the Mortgage Bond Indenture, forms of the Debt Securities, the Security Documents and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

(i) the Company is duly incorporated, is validly existing and in good standing under the laws of the State of Iowa and has all requisite power to execute, deliver and perform its obligations under the Base Indentures and the Security Documents;

(ii) the execution and delivery of the Mortgage Bond Indenture and each of the Security Documents by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to the Company;

(iii) the Mortgage Bond Indenture and each of the Security Documents have been duly executed and delivered by the Company; and

(iv) with respect to any series of Preferred Stock, when (a) the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize the terms and approve the issuance of any series of Preferred Stock, including the terms of the offering thereof, from the then authorized number of shares of Preferred Stock available, (b) an amendment to the Articles of Incorporation of the Company creating the particular series of Preferred Stock has been filed with the office of the Secretary of State for the State of Iowa and (c) the series of Preferred Stock has been duly issued by the Company and delivered, assuming that at the times of such issuances the Company has a sufficient number of authorized and unissued shares of Preferred Stock available therefor, in accordance with the terms and conditions set forth in the Registration Statement, the Prospectus and any applicable prospectus supplement and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor approved by the Board, such Preferred Stock will be validly issued, fully paid and nonassessable.

MidAmerican Energy Company

October 22, 2025

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Iowa and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Iowa, the United States of America and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Jeffery B. Erb
Jeffery B. Erb, Esq.
Vice President, Chief Corporate Counsel and Corporate Secretary of Berkshire Hathaway Energy Company, as appointed counsel for MidAmerican Energy Company